Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Receives Patent for Key Mucoregulator Therapeutic Target

- hCLCA1 Chloride Channel Composition and Uses -

Plymouth Meeting, PA, April 7, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced issuance by the United States Patent and Trademark Office of patent number 6,716,603, entitled “Nucleic Acids Encoding a Chloride Channel Protein” covering the composition of matter of the gene for the human calcium-activated chloride channel (hCLCA1) and methods for producing the encoded protein which is believed to be important as a mucoregulator target in a variety of important medical conditions. This patent also covers vectors and transformed cells containing the hCLCA1 gene product and their use for recombinant production of the hCLCA1 protein.

The hCLCA1 chloride channel is a therapeutic target and component of Genaera’s second genomics-based development program, that is believed to regulate abnormal mucus production and epithelial inflammation. This therapeutic target is potentially associated with the pathogenesis of a variety of disorders including cystic fibrosis, chronic bronchitis, asthma, and other chronic and acute respiratory, sinus and gastrointestinal disorders.

“This patent is a critical component for Genaera in solidifying our intellectual property strategy surrounding our mucoregulator program,” noted Roy C. Levitt, MD, President and Chief Executive Officer. “We are pleased to secure this important patent as we believe hCLCA1 is a critical therapeutic target for many conditions associated with the overproduction of mucus. We are leaders in this field and will continue to inform companies working in this area of our substantial patent position, as well as discuss the potential for a strategic alliance.”

The mucoregulator program is Genaera’s second product development program based on its genomics discoveries. Based on the role of the hCLCA1 chloride channel in respiratory diseases, such as cystic fibrosis, the Company has developed LOMUCIN™. LOMUCIN™ (talniflumate) is an oral treatment intended to block the hCLCA1-dependent mucus overproduction present in respiratory, sinus and gastrointestinal disorders, and thereby provide a new strategy for treating disorders associated with abnormal mucus production. LOMUCINTM Phase II clinical development is supported in part by a grant of up to $1.7 million from Cystic Fibrosis Foundation Therapeutics Inc.

There is an extensive unmet medical need for a therapy that can prevent abnormal mucus production in a variety of disorders. Chronic sinusitis is one of the most common reasons for physician visits in the United States, with 35 million cases per year. It is thought that many of the symptoms of chronic sinusitis result from excess mucus production. According to the National Institute of Allergies and Infectious Disease and the American Lung Association, there are more than 65 million patients suffering from diseases where mucus overproduction may be hCLCA1 mediated, including 17 million asthmatics and 35 million respiratory allergy sufferers. Mucus overproduction and small airway plugging is one of the lethal sequelae of asthma and excess mucus production is also associated with COPD and chronic bronchitis. Cystic fibrosis is characterized by a dramatic increase in mucus production, and mucoregulator therapy may be beneficial in this condition as well.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” “believe”, and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that Genaera is unable to close the financing referred to above; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including LOMUCIN, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.